EX-99.77Q1 OTHER EXHB

THE MEXICO EQUITY AND INCOME FUND, INC.

CERTIFICATE OF CORRECTION

(Under Section 4A-205 of the Maryland General Corporation Law)

To the State Department
of Assessments and Taxation
State of Maryland

FIRST:  The name of the corporation (the "Corporation") is The Mexico Equity and
Income Fund, Inc.

SECOND: The document to be corrected is the Amended and Restated Articles Supplementary.

THIRD: The Amended and Restated Articles Supplementary was filed on December 7, 2007.

FOURTH: The provision in the document, Article FOURTH (a) (iii), as filed is as follows:

 "(iii) LIQUIDATION PREFERENCE.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of preferred stock shall be entitled to receive preferential liquidating distribution of the original price per share of preferred stock, before any distribution of assets is made to the holders of the common stock.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock shall not be entitled to any further participation in any distribution of assets by the Corporation."

  FIFTH: The provision in the document, Article FOURTH (a) (iii), as corrected is as follows:

 "(iii) LIQUIDATION PREFERENCE.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of preferred stock shall be entitled to receive preferential liquidating distribution of the then-current net asset value per share of preferred stock, before any distribution of assets is made to the holders of the common stock.  After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock shall not be entitled to any further participation in any distribution of assets by the Corporation."

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its
Secretary on this 15th day of January, 2015.

      The undersigned certify under the penalties of perjury that to the best of their knowledge, information and belief, the matters and facts set forth in this Certificate of Correction with respect to the approval thereof are true in all material respects.

ATTEST:
THE MEXICO INCOME AND EQUITY FUND INC.

/s/ Luis Calzada
Luis Calzada
Secretary

/s/ Maria Eugenia Pichardo
Maria Eugenia Pichardo
President